Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Zeolite Exploration Company

As an independent registered public accounting firm, we hereby consent to the use of our report on the financial statements of Faith Bloom Limited, dated January 26, 2006 on the consolidated balance sheets of Faith Bloom Limited as of December 31, 2003 and 2004, and the related consolidated statements of operations for the years ended December 31, 2003 and 2004, in the Registration Statement of Zeolite Exploration Company on Form SB-2 relating to the registration of 8,312,603 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.


                                                  /s/  HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 27, 2006